Exhibit 10.19

16th Floor Expansion

LEASE AMENDING AGREEMENT

THIS AGREEMENT made as of the 21st day of May, 2009,

BETWEEN:

DUNDEAL CANADA (GP) INC.

(hereinafter called “Landlord”)

-and-

LOYALTYONE, INC.

(hereinafter called “Tenant”)

WHEREAS:

A.    By a lease dated November 14, 2005 (the “Lease”) originally between 592423 Ontario Inc., as landlord, and Loyalty Management Group Canada Inc., as tenant, said landlord leased to said tenant for a term of 10 years and 14 days (the “Term”) commencing September 17, 2007 and expiring September 30, 2017, certain premises (as more particularly described in the Lease) comprising a Rentable Area of 176,566 square feet (the “Original Portion”), consisting of all of the 2nd, 3rd, 4th, 5th, 6th, 7th, 8th, 9th, 10th, and 11th floors of the building (the “Building”) municipally known as 438 University Avenue, Toronto, Ontario;

B.    The Landlord is the successor in interest to 592423 Ontario Inc.;

C.    Effective July 9, 2008, Loyalty Management Group Canada Inc. changed its name to LoyaltyOne, Inc.;

D.    Effective January 1, 2009, LoyaltyOne, Inc. amalgamated with Green Rewards Inc. and continued under the name LoyaltyOne, Inc.;

E.    The parties have agreed to expand the Premises as of August 1, 2009 (the “Expansion Date”) by an additional Rentable Area of approximately Six Thousand Four Hundred and Forty Eight (6,448) square feet (the “Expansion Portion”) located on the 16th floor of the Building and shown on Schedule A attached hereto, and to amend certain other provisions of the Lease;

NOW THEREFORE this agreement witnesses that in consideration of the covenants and agreements herein contained (the receipt and sufficiency whereof is hereby acknowledged) the parties hereto covenant and agree with each other as follows:

1.	Interpretation: The recitals are true in fact and in substance. Except as otherwise expressly provided in this Agreement the terms used herein shall have the meanings attributed to them in the Lease. Terms defined herein, including in the recitals, will be incorporated by reference into the Lease unless there is something in the subject matter or context inconsistent therewith.

2.	Premises: The parties hereto agree that:

(a)	for the period from the commencement of the Term through to the day prior to the Expansion Date, the Premises shall be the Original Portion consisting of a certified Rentable Area of 176,566 square feet; and

(b)	for the period from the Expansion Date throughout the remainder of the Term, as same may be renewed or extended, the Premises shall be the aggregate of the Original Portion and the Expansion Portion, consisting of a Rentable Area of approximately 183,014 square feet.

3.	Rentable Area: The Rentable Area of the Expansion Portion shall be re-measured by the Landlord’s consultant on or before the Expansion Date in accordance with in accordance with the method of floor measurement described in Schedule A to the Lease at the Landlord’s expense. The Landlord shall provide the Tenant with a certificate disclosing the Rentable Area, as so certified and the Basic Rent and the Additional Rent, to the extent applicable, will be adjusted in accordance with the certified area as of the Expansion Date.

4.	Use: Tenant shall use the Expansion Portion only as permitted in Section 7.1 of the Lease.

5.	Basic Rent: Annual Basic Rent in respect of the Expansion Portion of the Premises shall be:

Period	Annual Rate (per sq, ft. of Rentable Area)	Annual Amount (plus applicable Taxes)	Monthly Amount (plus applicable taxes)
August 1, 2009 to May 31, 2012	$18.00	$116,064.00	$9,672.00
August 1, 2012 to July 31, 2015	$20.00	$128,960.00	$10,746.67
August 1, 2015 to September 30, 2017	$22.00	$141,856.00	$11,821.33

6.	Additional Rent: Tenant shall pay all Additional Rent attributable to the Expansion Portion of the Premises calculated in accordance with terms and conditions provided for in the Lease.

7.	Rent Free Period: Provided Tenant is not then in default of the Lease as amended hereby, beyond any permitted curative period, Tenant shall not be liable to pay Basic Rent or Additional Rent in respect of only the Expansion Portion during the following periods (the “Rent Free Periods”), being the:

(a)	period commencing on and including the Expansion Date and expiring on and including December 31, 2009, and

(b)	31st, 32nd and 33 rd months of the Term, being the months of February, March and April in 2012.

Tenant shall be liable for the Landlord’s costs of providing janitorial services to, and Utilities used or consumed in, the Expansion Portion during the Rent Free Periods as calculated in accordance with the Lease, This rent free provision shall not apply to any extension or renewal of the Lease.

8.	Condition of Premises: Tenant accepts the Expansion Portion in an “as-is” condition and acknowledges and agrees that there shall be no rent concessions, no Landlord’s work required, no fixturing period and no tenant allowance or any other amount payable by Landlord to Tenant except to the extent specifically provided for in this Agreement.

9.	Landlord’s Work: Provided this Agreement has been fully executed and Tenant is not in default under the Lease as amended hereby, beyond any permitted curative period, Landlord shall carry out, at its sole cost, the following work in the Expansion Portion (the “Landlord’s Work”), subject to force majeure and delays caused by Tenant:

(a)	Removal and disposal of all furniture, equipment, and non-load bearing partitioning;

(b)	Remove and dispose of any and all existing floor coverings and repair any damaged floor surface, to provide a smooth, level concrete floor in a state ready to receive Tenant’s floor coverings;

(c)	Remove and dispose of all plumbing supply and drains;

(d)	Remove and dispose of any non-standard ceiling treatments, including all non-Building standard fluorescent lights. Replace, or repair to new or like new quality, any damaged suspended T-Bar ceiling systems;

(e)	Remove and dispose of all acoustical tiles;

(f)	Remove all data and electrical wiring, which do not support/serve Building standard lights;

(g)	Demise the Expansion Portion. All demising surfaces and columns to be drywall, taped, sanded and primed in a condition ready for the application of Tenant’s wall finishes and trim;

(h)	Provide Building standard fluorescent lighting fixtures to provide no less than 500-lux of light at desk height for an open plan layout;

(i)	Remove and replace any damaged or inoperable suspended fluorescent light fixtures/including any damaged, or inoperable ballasts, or fluorescent light bulbs;

(j)	Replace any damaged, stained, or discoloured light lenses with the same style and technical specifications;

(k)	Ensure all life and safety systems are in good working order. Any additions to or modifications to the sprinkler system necessitated by Tenant’s layout shall be at Tenant’s expense;

(l)	Ensure all heating ventilation, and air-conditioning (HVAC) systems are in good working order, as provided for and in accordance with the specifications outlined in the Lease. Expansion Portion shall have VAV control devices at a ratio of 1 unit for every 900 rentable sq. ft. per floor on the interior and every 300 rentable sq. ft. on the perimeter and one for every corner (15’ x l5’);

(m)	Repair or replace any damaged or inoperable perimeter convector units. Landlord to clean all perimeter convector units, at the appropriate time during Tenant’s Work;

(n)	Prior to turnover to Tenant, Landlord to clean all surfaces of dust and debris; and

(o)	Landlord to remove all doors accessing the Expansion Portion but shall retain said doors for Tenant’s possible future use.

It is understood and agreed that Landlord shall complete all Landlord’s Work outlined herein in a good and workman like manner, and shall comply with all municipal and provincial by-laws having jurisdiction over the provision of such work in the Expansion Portion.

Tenant acknowledges that Landlord may carry out Landlord’s Work during the Expansion Fixturing Period and agrees not to disrupt or interfere with Landlord’s Work.

Landlord shall be responsible for the cost and installation of the Landlord’s Work on or before June 1, 2009. Landlord shall use its best efforts to complete its Landlord’s Work prior to June 1, 2009, subject to unavoidable delay, as outlined in Article 13 of the Lease. In the event of any delay which is not the result of unavoidable delay, then for each day that substantial completion of the Landlord’s Work is delayed, the date for commencement of the Tenant’s obligation to pay Basic Rent and Additional Rent in respect of the Expansion Premises shall be delayed by one day.

10.	Tenant’s Work: Tenant shall be responsible for the installation of all its internal partitions, fixtures, electrical wiring, telecommunication cabling and plumbing costs, together with the cost of any modifications to the ceiling, light or heating ventilation and air-conditioning systems in the Expansion Portion, as required by Tenant’s occupancy, excluding any Landlord’s Work provided for herein (the “Tenant’s Work”). Tenant shall complete the Tenant’s Work to the Expansion Portion, at its sole cost and in strict accordance with the Lease and the Building Standards and including the provisions of Schedule “H” (Tenant Leasehold Improvement Manual), and with plans to be approved by Landlord before any work is started. Landlord shall bear the cost of all plan reviews and approvals of Tenant’s leasehold improvements to the Expansion Portion, and Tenant shall not be responsible for any charges for electrical use or other security, management, supervision or hoisting charges or other special costs, during the completion of Landlord’s Work or Tenant’s Work.

11.	Early Occupancy: During the period (the “Expansion Fixturing Period”) commencing on the date of full execution and delivery of this Agreement and expiring on the day prior to the substantial completion of Landlord’s Work, the Tenant may enter the Expansion Portion, on a non-exclusive basis, for the sole purpose of carrying out Tenant’s Work, to the extent same may be reasonably co-ordinated with and not interfere with or delay the Landlord’s Work, at Tenant’s sole risk and expense. During the Expansion Fixturing Period, the Tenant, its servants, agents, employees, contractors, sub-contractors, officers and directors shall be bound by all of the terms and conditions of the Lease with respect to the Expansion Portion, including without limiting the generality of the foregoing the insurance and indemnification provisions. Provided that both Landlord’s Work and Tenant’s Work has been completed and if Landlord permits Tenant to take possession of the Expansion Portion during the Expansion Fixturing Period for purposes of conducting Tenant’s business operations, the Tenant shall not be obligated to pay Basic Rent or Additional Rent to the Landlord with respect to the Expansion Portion (for greater clarification, all Rent relating to the Original Portion shall continue to be payable during such period).

12.	Leasehold Improvement Allowance: The parties hereto agree that:

(a)	Providing the conditions for advance set out in Section 12 (c) or (d) below, as applicable, are satisfied, Landlord shall pay to Tenant a leasehold improvement allowance of Twenty-Five Dollars ($25.00) per square foot multiplied by the Rentable Area of the Expansion Portion of the Premises, together with GST thereon, (the “Leasehold Improvement Allowance”), Tenant may use the Leasehold Improvement Allowance to pay the cost of Tenant’s Work and for furnishing and fitting the Expansion Portion for its use and operation;

(b)	Notwithstanding the provisions of the foregoing, Landlord shall, on no more than two (2) occasions, allow Tenant to draw portions of the Leasehold Improvement Allowance, which shall be payable within five (5) business days following the date of the Tenant’s written request for such draw, subject to construction lien holdback.

(c)	Payment of each progress draw shall be subject to the following:

(i)	Tenant is not then in default of the Lease as amended hereby, beyond any permitted curative period;

(ii)	delivery by Tenant of invoices for costs incurred to the date of such advance;

(iii)	Tenant satisfying Landlord that the value of the construction materials and labour is commensurate with the amounts invoiced;

(iv)	all necessary permits and approvals for Tenant’s Work have been obtained;

(v)	statement of Tenant’s contractor certifying that the level of work has been completed in respect to the current progress draw for the same has been delivered to Landlord; and

(vi)	a written draw request has been submitted from Tenant to Landlord, including therewith Tenant’s valid GST registration number.

(d)	The final advance of the Leasehold Improvement Allowance for the Expansion Portion of the Premises shall be payable upon the following conditions:

(i)	satisfaction of the conditions set out in Section 12 (c) above;

(ii)	the delivery to Landlord of proof of payment of worker’s compensation assessment for all Tenant’s contractors and subcontractors;

(iii)	the completion of Tenant’s leasehold improvements and trade fixtures; and

(iv)	the delivery to Landlord of a statutory declaration stating that there are no construction liens registered or outstanding affecting the Expansion Portion in respect to Tenant’s leasehold improvements, or trade fixtures, and that all accounts for work, services or materials have been paid in full with respect to Tenant’s leasehold improvements and trade fixtures.

(e)	If Landlord fails to pay any installment(s) of the Leasehold Improvement Allowance to Tenant when otherwise due to Tenant, then Tenant may set-off any such unpaid installments) together with interest thereon at a rate of six (6%) per annum from the Basic Rent and Additional Rent next coming due in respect of the Expansion Portion of the Premises until set-off in full;

(f)	Landlord shall be entitled to withhold a portion of the amount to be advanced by it in order to comply with the provisions of the Ontario Construction Lien Act or similar legislation or any worker’s compensation or occupational health and safety legislation and shall advance such withheld portion to Tenant when evidence of payment and compliance are presented to Landlord or at the expiration of the lien period so long as it has received no notice of a claim for lien. If notice of a claim for lien has been received by Landlord referable to Tenant’s Work prior to payment of the amounts to be paid to Tenant, Landlord shall be entitled to withhold payment until such claim for lien has been completely vacated; and

(g)	If at any time during the Term any event of default under Section 15.1(d) of the Lease shall have occurred, the unamortized balance of the Leasehold Improvement Allowance (calculated on a straight line basis to zero over the Term) shall become immediately due and payable as a debt due to Landlord on the day immediately preceding the occurrence of the event of default and such amount shall be collectible in the same manner as rent due under the Lease.

13.	Right to Terminate: Provided that Tenant is not in default of the Lease as amended hereby, beyond any permitted curative period, and gives written notice to Landlord on or before July 31, 2011 (the “Termination Notice”), Tenant may surrender the Expansion Portion, such surrender to be effective on January 31,2012 (the “Termination Date”). If the Tenant gives the Termination Notice, then the following shall apply:

(a)	Tenant shall pay Landlord concurrently with the Termination Notice an amount equal to the aggregate of: (i) Twenty-Five dollars ($25.00) per square foot multiplied by the Rentable Area of the Expansion Portion of the Premises together with applicable GST, plus (ii) the cost of all real estate commissions paid by the Landlord in connection with leasing of the Expansion Portion to the Tenant (collectively, the “Termination Fee”);

(b)	Tenant shall deliver up vacant possession of the Expansion Portion in accordance with the Lease and shall remove the Tenant’s moveable trade fixtures, furniture and equipment and shall make good any damage caused by such removal as provided in the Lease, including, without limitation, sections 3,5 and 16.30, and leave the Expansion Portion in a clean-broom swept condition, all in accordance with the Lease, without payment or compensation of any kind from Landlord. Tenant’s obligation to observe and perform this covenant shall survive the Termination Date;

(c)	Tenant shall be responsible for the payment of all Basic Rent and Additional Rent with respect to the Expansion Portion to and including the Termination Date including, without limitation, the Termination Fee and all Basic Rent and Additional Rent with respect to the Expansion Portion in respect of any period prior to the Termination Date which are subsequently billed or adjusted after the Termination Date; and

(d)	neither party shall have any further liability or obligation to the other after the Termination Date in respect to the Expansion Portion except for Tenant’s obligation to pay the Termination Fee and Tenant’s obligations under subparagraph (c) immediately above, and except for any default under the Lease by Tenant occurring on or before the Termination Date.

Tenant’s right to terminate as set out herein shall not apply to any renewal of the Lease, or extension of the Term,

14.

Waiver of Tenant’s Right of First Refusal: Tenant hereby waives, postpones and suspends its right of first refusal contained in Section 16.25 of the Lease with respect to the 15th floor of the Building, all of which is currently leased to Smart & Biggar Management Limited (“S&B”) under a lease dated December 18th, 1996 (the “S&B Lease”). Tenant’s waiver, postponement and suspension of its right of first refusal to lease the 15th floor of the Building shall expire on the expiration or earlier termination of the S&B Lease.

15.	Notice: The Lease is amended such that the addresses for notice of each of the Landlord and Tenant are deleted and replaced with the following:

Landlord	c/o Dundee Realty Management Corp.
State Street Financial Centre
30 Adelaide Street East, Suite 1600
Toronto, Ontario
M5C 3H1

Attention: President

Tenant	LoyaltyOne, Inc.
438 University Avenue, Suite 600
Toronto, Ontario
M5G 2L1

Attention: Senior Vice President, Legal Services and Secretary

16.	Ratification of Lease: Except as herein provided, the terms and conditions of the Lease shall continue in full force and effect and the Lease as amended herein is hereby ratified and affirmed by each of Landlord and Tenant and shall be binding upon the parties hereto and their respective successors and permitted assigns.

17.	General: Time, in all respects, shall remain of the essence. The section headings in this Agreement have been inserted for convenience of reference only and shall not be referred to in the interpretation of this Agreement nor the Lease. This Agreement shall be interpreted according to and governed by the laws having application in the Province of Ontario.

IN WITNESS WHEREOF the parties hereto have executed this indenture by their authorized officers in that behalf, as of the date first above written.

LANDLORD:	DUNDEAL CANADA (GP) INC.

Per: /s/ Michael Knowlton

Name: Michael Knowlton
Title: President and Chief Operating Officer

Per:
Name:

Title:
I/We have authority to bind the Corporation

TENANT:	LOYALTYONE, INC.

Per: /s/ Bryan A. Pearson
Name: Bryan A. Pearson
Title: President and CEO

Per: /s/ Michael L. Kline
Name: Michael L. Kline
Title: Senior Vice President, Legal Services

I/We have authority to bind the Corporation